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                                                                    Exhibit 99.1


                         [Apache Corporation Letterhead]


CONTACTS:


(MEDIA):          TONY LENTINI              (713/296-6227)
                  BILL MINTZ                (713/296-7276)

(INVESTOR):       ROBERT DYE                (713/296-6662)

(WEB SITE):       www.apachecorp.com

                                                           FOR IMMEDIATE RELEASE


               APACHE COMPLETES ACQUISITION OF SHELL CANADA ASSETS WITH 87.5 MMBOE PROVED RESERVES FOR US$517 MILLION

         Houston, Dec. 1, 1999 -- Apache Corporation (NYSE: APA) today completed its previously announced acquisition of producing properties and other assets in the provinces of Alberta, British Columbia and Saskatchewan, Canada, with proved reserves of 87.5 million barrels of oil equivalent (MMboe) from Shell Canada Limited for C$761 million after adjustments (US$517 million at current exchange rates).
         The purchase, through Apache's wholly-owned subsidiary Apache Canada Ltd., also includes 294,294 net acres of undeveloped leaseholdings, 100 percent interest in a gas processing plant with a potential capacity of 160 million cubic feet (MMcf) per day, as well as one of the largest seismic data banks in Canada with 52,700 miles of 2-D seismic data and 884 square miles of 3-D seismic. The transaction was effective Nov. 1.
         Apache funded the purchase from cash on hand and by issuing commercial paper, bringing the company's debt-to-capitalization ratio to an estimated 42.5 percent.
         Net production from the properties in October averaged 12,528 barrels per day of crude oil and natural gas liquids and 64.8 MMcf per day of natural gas.
         Apache Corporation is an independent oil and gas company with operations in North America, Egypt, Western Australia, Poland and the People's Republic of China. Its common stock is traded on the New York and Chicago stock exchanges.

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